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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               HOTJOBS.COM, LTD.,

                             A DELAWARE CORPORATION

                  Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned Secretary of HotJobs.com, Ltd. (the "Corporation") does hereby certify:

                  1. Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                  "The authorized capital of the Corporation is divided into two classes, as follows:

                        (i) 2,000,000 shares of common stock, $0.01 par value
            per share (the "COMMON STOCK"); and

                        (ii) 2,000,000 shares of preferred stock, $0.01 par
            value per share (the "PREFERRED STOCK"), all of which shares shall be designated as Series A Preferred Stock (the "SERIES A PREFERRED STOCK").

            The rights, privileges, conditions and restrictions granted to and imposed upon the Common Stock and the Preferred Stock are set forth below.

            Section 1. DIVIDEND RIGHTS.

            (a) COMMON STOCK. No dividends will be paid on the Common Stock.

            (b) SERIES A PREFERRED STOCK. No dividends will be paid on the Series A Preferred Stock.

            Section 2. LIQUIDATION RIGHTS.

            (a) SERIES A PREFERRED STOCK LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid an amount equal to the Preferential Amount (as defined below) out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock (as defined below). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A
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Preferred Stock shall be insufficient to permit the payment to such stockholders of the full Preferential Amount to which they are entitled, then all of the assets of the Corporation shall be distributed ratably to the holders of the Series A Preferred Stock, in proportion to the amounts that each would have been entitled to receive if the Corporation's assets were sufficient to permit distribution of the full Preferential Amount. For purposes hereof, "PREFERENTIAL AMOUNT" means, for each share of Series A Preferred Stock, $10.00. For purposes hereof, "JUNIOR STOCK" means the Common Stock and any other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends or distributions upon liquidation.

            (b) REMAINING ASSETS. If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate amount payable to the holders of the Series A Preferred Stock pursuant to Section 2(a) hereof, then after the payments required by Section 2(a) shall have been made or irrevocably set apart, such excess assets shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder; PROVIDED, HOWEVER, that in the event that after giving effect to such distribution to the holders of Common Stock any holder of Series A Preferred Stock would receive upon any liquidation, dissolution or winding up of the Corporation less than the amount such holder would have received had such Series A Preferred Stock been converted into Common Stock pursuant to Section 4 below immediately prior to the payments and distributions provided in this Section 2, then such payments and distributions instead shall be made as if such shares of Series A Preferred Stock had been so converted.

            (c) CHANGE OF CONTROL. A Change of Control (as defined below) of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 2, except for any such transaction with a wholly-owned subsidiary of the Corporation. For purposes hereof, "CHANGE OF CONTROL" means (i) assets constituting all or substantially all of the assets of the Corporation or its subsidiaries are sold, in one or more related transactions, to any "person" or "group" (as such terms are defined in the Securities Exchange Act of 1934, as amended) or (ii) an event or series of events (whether a share purchase, merger, consolidation or other business combination or otherwise) by which any person or group is or becomes the "beneficial owner" (as defined in the Securities Exchange Act of 1934, as amended) directly or indirectly of more than fifty (50%) percent of the combined voting power of the then outstanding securities of the Corporation or the successor or surviving entity, if the Corporation is not the surviving entity, excluding in the case of each of clauses (i) and (ii) above any reincorporation, reorganization or recapitalization transaction in which the stockholders of the Corporation continue to possess at least fifty (50%) percent of the outstanding voting securities of the successor or surviving entity in the same relative proportions.

            Section 3. VOTING RIGHTS.

            (a) COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held on all matters submitted to a vote of


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the holders of Common Stock under the applicable provisions of the Delaware
General Corporation Law, PROVIDED, that except as otherwise expressly provided herein or as required by Delaware General Corporation Law, the holders of shares of Series A Preferred Stock and the holders of Common Stock shall vote together as one class and not as separate classes on all matters submitted to a vote to holders of Common Stock.

            (b) SERIES A PREFERRED STOCK. In addition and without limitation to the general voting rights of holders of the Series A Preferred Stock, pursuant to the Delaware General Corporation Law, each holder of Series A Preferred Stock shall be entitled to vote, together with the holders of the Common Stock as one class, on all matters submitted to a vote of the holders of Common Stock under the applicable provisions of the Delaware General Corporation Law, and shall be entitled to the number of votes equal to the number of shares of Common Stock that would be issuable to such holder if all the shares of Series A Preferred Stock held by such holder were converted into the number of shares of Common Stock issuable pursuant to Section 4 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. This provision for determination of the number of votes to which each holder of Series A Preferred Stock is entitled shall also apply in all cases in which the holders of Series A Preferred Stock have the right to vote separately as a class. In all cases in which the holders of shares of the Series A Preferred Stock have the right to vote separately as a series, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A Preferred Stock held by such holder could be converted pursuant to the provisions of Section 4 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed.

            Section 4. CONVERSION OF SERIES A PREFERRED STOCK.

            (a) OPTIONAL CONVERSION. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time and prior to the date of redemption thereof, into the number of fully paid and nonassessable shares of Common Stock which, in the case of Series A Preferred Stock, results from dividing (x) the Preferential Amount for the Series A Preferred Stock as of the date of conversion by (y) the Conversion Price (as defined in Section 4(d) below) per share in effect at the time of conversion, subject to adjustment from time to time as provided in Sections 4(e) and 4(f) below.

            (b) MECHANICS OF OPTIONAL CONVERSION. Each holder of Series A Preferred Stock that desires to convert the same into Common Stock pursuant to
Section 4(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted.


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Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series A Preferred Stock to be converted, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are converted, a new certificate shall be issued representing the unconverted shares.

            (c) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall be automatically converted, prior to the date of redemption thereof, into the number of fully paid and nonassessable shares of Common Stock which, in the case of Series A Preferred Stock, results from dividing (x) the Preferential Amount by (y) the applicable Conversion Price per share then in effect, subject to adjustment from time to time as provided in Sections 4(e) and 4(f) below, immediately upon the closing of a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, concerning the offering and sale of shares of Common Stock for the account of the Corporation (i) in which the aggregate gross proceeds to the Corporation at the public offering price equals or exceeds $30.0 million and (B) the public offering price per share equals or is not less than an amount equal to two times the Conversion Price for the Series A Preferred Stock (such underwritten public offering, a "QUALIFIED PUBLIC OFFERING"), in each case as appropriately adjusted for subdivisions and combinations of Common Stock pursuant to this Section 4. The Corporation shall not be obligated to issue certificates evidencing the Common Stock issuable upon such automatic conversion unless the certificates evidencing the Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its counsel to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

            (d) CONVERSION PRICE. The "CONVERSION PRICE" per share with respect to the Series A Preferred Stock shall be $98.83 per share, subject to adjustment from time to time as provided in Section 4(e) and Section 4(f) below.

            (e) ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock pursuant to
Section 4(a) or Section 4(c) shall be subject to adjustment as follows:


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                        (i) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the
            Corporation effects a split or subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                        (ii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND
            SUBSTITUTION. In the event the Common Stock issuable upon the conversion or redemption of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of capital stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in any such event each holder of Series A Preferred Stock shall have the right thereafter to receive, upon the conversion or the redemption in exchange for shares of Common Stock of such Series A Preferred Stock, the kind and amount of capital stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such Series A Preferred Stock shall be convertible or redeemable, all subject to further adjustment as provided herein.

                        (iii) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES
            OF ASSETS. Subject to the provisions hereof applicable to any Change of Control, if there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive, upon the conversion or the redemption in exchange for shares of Common Stock of such Series A Preferred Stock, the number of shares of capital stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon such conversion or redemption would have been entitled to receive on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions


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            of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion or redemption of such Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

            (f) SALE OF STOCK BELOW CONVERSION PRICE. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to Section 4(a) or 4(c) shall be subject to adjustment, in addition to any adjustments pursuant to Section 4(e) above, as follows:

                        (i) ADJUSTMENT TO CONVERSION PRICE. If the Corporation
            issues or sells, or is deemed by the express provisions of this
            Section 4(f) to have issued or sold, Additional Common Stock (as hereinafter defined), other than as a dividend on or other distribution in respect of any class of shares in the form of cash or other property and other than upon a subdivision or combination of the Common Stock as provided in Section 4(e)(i) above, for an Effective Price (as hereinafter defined) which is less than the then existing Conversion Price for the Series A Preferred Stock or the Fair Market Value (as defined below) of the Additional Common Stock, then and in each such case such Conversion Price then in effect shall be reduced, as of the opening of business on the date of each such issue or sale, to the price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to the dilutive issuance by a fraction, the numerator of which is (A) an amount equal to the sum of (I) the total number of shares of Common Stock issued and outstanding, on a fully-diluted, fully converted basis, immediately prior to the time of such issuance or sale of Additional Common Stock, multiplied by the greater of the then existing Conversion Price for the Series A Preferred Stock or the Fair Market Value of the Additional Common Stock in effect, PLUS ---- (II) the amount of consideration, if any, received by the Corporation upon such issuance or sale of Additional Common Stock and the denominator of which is (B) the product of (I) the greater of the then existing Conversion Price for the Series A Preferred Stock or the Fair Market Value of the Additional Common Stock, multiplied by (II) an amount equal to the sum of the total number of shares of Common Stock issued and outstanding, on a fully-diluted, fully converted basis, immediately prior to the time of such dilutive issuance plus the number of shares of Additional Common Stock issued, on a fully-diluted, full-converted basis in connection with such dilutive issuance. For purposes hereof, "FAIR MARKET VALUE" means the fair market value of the Common Stock or Convertible Securities as (x) jointly determined by the Board of Directors of the Corporation and the Majority Series A Holders, or
            (y) in the event the Board of Directors of the Corporation and the Majority Series A Holders are unable to agree on the fair market value, determined by a nationally-recognized investment bank mutually agreed


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            upon by the Board of Directors of the Corporation and the Majority
            Series A Holders.

                        (ii) CONSIDERATION RECEIVED BY THE CORPORATION. For the
            purpose of making any adjustment required under this Section 4(f), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation in consideration for such issuance or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board of Directors of the Corporation, and (C) if Additional Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Common Stock or Convertible Securities are issued or sold together with other shares or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Corporation to be allocable to such Additional Common Stock, Convertible Securities or rights or options.

                        (iii) CONVERTIBLE SECURITIES. For the purpose of the
            adjustment required under this Section 4(f), if the Corporation issues or sells any rights or options for the purchase of, or shares or other securities convertible or exchangeable, with or without consideration, into or for, Additional Common Stock (such convertible or exchangeable shares or securities being hereinafter referred to as "CONVERTIBLE SECURITIES") and if the Effective Price of such Additional Common Stock is less than the Conversion Price for the Series A Preferred Stock then in effect or the Fair Market Value of the Additional Common Stock, then in each case the Corporation shall be deemed (A) to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Additional Common Stock issuable upon exercise, conversion or exchange thereof and (B) to have received, as consideration for the issuance of such Additional Common Stock, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus (I) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, and (II) plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion or exchange thereof. In the event the Effective Price for any Additional Common Stock issuable upon conversion or exercise of any such rights, options or Convertible Securities shall be modified or adjusted subsequent to the issuance of such securities, then the Conversion Price for the Series A Preferred Stock shall be further adjusted to the


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            Conversion Price that would have been in effect had such Effective
            Price been in effect upon the initial issuance of such rights, options or Convertible Securities. In the event such rights, options or Convertible Securities shall expire unexercised prior to any conversion of the Series A Preferred Stock pursuant to this Section 4, then the Conversion Price shall be readjusted to the price that would have been in effect had such securities not been issued. No further adjustment of the Conversion Price for the Series A Preferred Stock, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities.

                        (iv) DEFINITION OF ADDITIONAL COMMON STOCK. "ADDITIONAL
            COMMON STOCK" shall mean all Common Stock or Convertible Securities issued by the Corporation after the Series A Issuance Date (as defined below), whether or not subsequently reacquired or retired by the Corporation, other than:

                                    (A) Common Stock issued or issuable on
                        conversion of Series A Preferred Stock or options to purchase Common Stock outstanding on the date hereof;

                                    (B) Common Stock issued pursuant to any
                        Convertible Securities, provided that the rights established by this Section 4(f) applied with respect to the initial issuance by the Corporation of such Convertible Securities;

                                    (C) Common Stock issued as a dividend or
                        distribution in respect of the Series A Preferred Stock; and

                                    (D) Common Stock or Convertible Securities
                        issued to employees, officers or directors of the Corporation, provided that any such issuance is or has been duly approved by the Board of Directors of the Corporation in accordance with the terms of the Stockholders' Agreement entered into among the Corporation and its stockholders (the "STOCKHOLDERS' AGREEMENT").

            For purposes of the definition of "Additional Common Stock", the sale or other disposition of any shares of Common Stock of the Corporation theretofore held in its treasury shall be deemed to be an issuance thereof. For purposes hereof, "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or governmental


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            authority. For purposes hereof, "SERIES A ISSUANCE DATE" means the date of original issuance of the shares of Series A Preferred Stock.

                        (v) DEFINITION OF EFFECTIVE PRICE. The "EFFECTIVE PRICE"
            of Additional Common Stock shall mean the quotient determined by dividing (A) the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(f), for such Additional Common Stock, by (B) the total number of shares of Additional Common Stock, issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(f).

            (g) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of any Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense and upon the request of any holder of Series A Preferred Stock, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the financial statements of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement (as applicable) of (i) the consideration received or deemed to be received by the Corporation for any Additional Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Conversion Price at the time in effect, (iii) the number of shares of Common Stock issued and outstanding immediately prior to the issuance or sale, or deemed issuance or sale, of such Additional Common Stock and the number of Additional Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

            (h) NOTICES OF RECORD DATE. In the event of (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Person, or any transfer of all or substantially all of the assets of the Corporation to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the record date specified therein (or such shorter period as may be agreed to by the Majority Series A Holders (as defined below)), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of Common Stock and Series A


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Preferred Stock (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. For purposes hereof, "MAJORITY SERIES A HOLDERS" means, as of any date, the holders of a majority of the outstanding shares of Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock (or any combination thereof) as of such date.

            (i) FRACTIONAL STOCK. No fractional shares shall be issued upon conversion or redemption of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion or redemption at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fair market value of such fractional share as reasonably determined in good faith by the Board of Directors of the Corporation.

            (j) RESERVATION OF COMMON STOCK ISSUABLE. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (k) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon gross receipts or income) and other governmental charges that may be imposed with respect to the issue or delivery of Common Stock upon conversion or redemption of Series A Preferred Stock, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series A Preferred Stock so converted or redeemed were registered.

            (l) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion and redemption rights of the holders of the Series A Preferred Stock against dilution or other impairment.


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            (m) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

            Section 5. REDEMPTION OF SERIES A PREFERRED STOCK.

            (a) REDEMPTION REQUEST. At any time after May 1, 2003, with respect to the holders of the Series A Preferred Stock, and upon the request (a "REDEMPTION REQUEST") of the Majority Series A Holders, the Corporation shall redeem out of funds legally available therefore, in whole or in part, at the option of the Majority Series A Holders, the outstanding shares of Series A Preferred Stock within thirty (30) days following the date of the applicable Redemption Request (the date of such required redemption being the "REDEMPTION DATE") for the applicable Redemption Price (as defined in Section 5(b) below) by notice to each holder of record of the Series A Preferred Stock (which notice shall contain the information specified in clauses (i) through (v) of Section 5(c) below). On the Redemption Date, the Redemption Price for the Series A Preferred Stock shall be payable in the manner provided below to the order of the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. Notwithstanding anything to the contrary contained in this Section 5, the Majority Series A Holders shall have no right to make a Redemption Request if prior to the Redemption Date: (A) the Corporation has consummated a Qualified Public Offering; or (B) there has occurred a Change of Control.

            (b) CALCULATION OF REDEMPTION PRICE. The "REDEMPTION PRICE" for each share of Series A Preferred Stock being redeemed shall equal the greater of (i) the amount per share payable to the holders of the Series A Preferred Stock in the event of the liquidation, dissolution or winding up of the Corporation in accordance with Section 2 hereof, and (ii) the Accreted Value (as defined below) thereof. As used herein, "ACCRETED VALUE" means an amount for each share of Series A Preferred Stock equal to the Preferential Amount, plus an additional amount equal to ten percent (10%) per annum, computed on the Preferential Amount, from the Series A Issuance Date to the date of payment thereof to the holders of the Series A Preferred Stock, compounded annually.

            (c) REDEMPTION NOTICE. The Corporation shall, not less than thirty
(30) days nor more than sixty (60) days prior to the applicable Redemption Date, provide notice (the "REDEMPTION NOTICE") to each holder of record of the Series A Preferred Stock. The Redemption Notice shall state:

                        (i) the total number of outstanding shares of Series A
            Preferred Stock;

                        (ii) the number of shares of Series A Preferred Stock
            held by the holder;

                        (iii) the applicable Redemption Date, Preferential
            Amount and Redemption Price;

                        (iv) that the holder's right to convert the Series A
            Preferred Stock to be redeemed will terminate on the Redemption Date; and

                        (v) the time, place and manner in which the holder is to
            surrender to the Corporation the certificate or certificates representing the Series A Preferred Stock to be redeemed.

On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed, unless the holder has exercised its right to convert the shares as provided in Section 4 above, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

            Section 6. SPECIAL VOTING REQUIREMENTS.

                  Prior to a Qualified Public Offering and for so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without approval by vote or written consent of the Majority Series A Holders voting as a single separate class:

            (a) declare or pay any dividends on the Common Stock or any other distribution in respect of any securities of the Corporation other than the Series A Preferred Stock or any redemption, purchase or acquisition for value of any outstanding shares of Common Stock or Convertible Securities;

            (b) authorize or issue, or obligate itself to issue, any other capital stock or security or right convertible or exchangeable for capital stock of the Company that is senior to or on a parity with the Series A Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise or increase the authorized amount of any such capital stock;

            (c) increase the authorized number of shares of Series A Preferred Stock;

            (d) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate, or be in conflict with the rights of the holders of Series A Preferred Stock hereunder or the Corporation's performance of the terms of its Certificate of Incorporation;

            (e) incur any indebtedness of the Corporation and its subsidiaries in excess of $2.0 million (for purposes hereof, "indebtedness" shall include only liabilities (i) for borrowed money, (ii) evidenced by a bond, note, debenture or other evidence of indebtedness, or (iii) any liability of others (which does not include subsidiaries of the Corporation) for any obligation described in clauses (i) and
(ii) that the Corporation or any of its subsidiaries has guaranteed or is otherwise legally liable (excluding endorsements of negotiable instruments in the ordinary course) or which is secured by any property or assets of the Corporation or any of its subsidiaries);

            (f) amend (i) the Certificate of Incorporation or Bylaws of the Corporation or (ii) any shareholder or other similar agreement to which the Corporation is a party, in a manner adverse to the Series A Preferred Stock;

            (g) authorize or effect any adverse change in the rights, preferences and privileges of the Series A Preferred Stock;

            (h) authorize or issue Common Stock or Convertible Securities to any management employee (other than Common Stock issued upon the exercise or conversion of options or warrants outstanding as of the Series A Issuance Date);

            (i) materially amend or modify any compensation agreement or other arrangement with any management employee of the Corporation in excess of $200,000 in the aggregate;

            (j) issue any shares of Common Stock or Convertible Securities below Fair Market Value;

            (k) enter into any transaction or agreement with any stockholder or affiliate of the Corporation;

            (l) effect any acquisition or disposition of any business or material assets by, or any merger, consolidation, Change of Control or reorganization involving the Corporation or any of its material subsidiaries (excluding merger transactions involving the Corporation and any of its wholly-owned subsidiaries or reincorporation mergers not involving any change in beneficial ownership of the capital stock of the Corporation);

            (m) enter into a line of business other than the business of the Corporation, or any business activity directly related to the business of the Corporation, conducted on the Series A Issuance Date; or

            (n) approve annual operating budgets.

            Section 7. CERTAIN SPECIAL EVENTS.

                  The holders of the Series A Preferred Stock upon request of the Majority Series A Holders shall be entitled to the rights set forth in this
Section 7 whenever the Corporation shall fail to pay the Redemption Price for the Series A Preferred Stock for more than one year from the date when required hereunder,(such event, a "SPECIAL EVENT"). The rights set forth in this Section 7 shall be in addition to any and all rights granted to the holders of the Series A Preferred Stock.

            (a) The Corporation acknowledges its obligation to redeem the outstanding shares of Series A Preferred Stock at any time and from time to time after May 1, 2003, upon the request of the Majority Series A Holders, at the Redemption Price per share in accordance with the terms of this Certificate of Incorporation. If the Corporation (1) does not have available a source of funds from which it can legally (including, without limitation, pursuant to the General Corporation Law of the State of Delaware) meet its redemption obligations or (2) if the Corporation has insufficient capital resources to meet its redemption obligations, in each case upon a request for redemption in accordance with the terms of this Certificate of Incorporation, the Corporation covenants to use all legally permissible efforts to obtain the funds necessary to effect such redemption in full as soon as practicable, including revaluing its assets to establish adequate statutory surplus and/or engaging a nationally-known investment banking or financial advisory firm mutually agreed to by the Corporation and a majority in interest of the holders of the outstanding shares of Series A Preferred Stock to assist the Board of Directors and management to effect either (i) a recapitalization of the Corporation or
(ii) the sale of all or a portion of the Corporation's assets in order to generate sufficient funds to fully redeem the shares of Series A Preferred Stock. The Company will bear all the costs of any appraisals or other expenses incurred in connection with the foregoing and all costs and expenses incurred by the holders of the Series A Preferred Stock, including reasonable attorneys' fees and disbursements, in connection with any action to enforce the provisions hereof. The Corporation agrees that the holders of the Series A Preferred Stock would be irreparably damaged and money damages would not be an adequate remedy in the event of a breach of this Section. Therefore, obligations of the Corporation hereunder shall be enforceable by specific performance and the Corporation expressly waives any requirement of a bond in connection with any application for such relief.

            (b) Upon the occurrence of any Special Event, the Corporation shall not redeem, purchase or otherwise acquire for value or declare or pay any dividend or other distribution on or in respect of any outstanding Common Stock or other Junior Stock until satisfaction in full of its obligations in respect of the Series A Preferred Stock.

            Section 8. WAIVERS.

                  With the written consent of the Majority Series A Holders, the obligations of the Corporation and the rights of the holders of the Series A Preferred Stock under any provision of this Article IV may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, the Corporation shall promptly give written notice thereof to the holders of Series A Preferred Stock who have not previously consented thereto in writing.

            Section 9. NOTICES.

                  All notices and other communications required by the provisions of this Article IV shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage prepaid, to the Corporation at its principal executive offices or to each holder of record at the address of such holder appearing on the books of the Corporation. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth (4th) calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of notice so given by personal delivery, on the date of personal delivery."

                  2. This amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I hereby sign my name and affirm that the statements made herein are true under penalty of perjury, this ____ day of May, 1999.


                                             By:________________________________
                                                  Name:
                                                  Title:


ACKNOWLEDGED:


By:_______________________________
     Name:
     Title:

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                HOTJOBS.COM, LTD.

It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is Hotjobs.com, Ltd.

            2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

            FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 3,000,000 shares, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 2,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). Each one share of authorized Common Stock issued and outstanding or standing in the name of the corporation at the close of business on the date of filing and recording (the "Effective Time") of this Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware shall, upon the filing and recording of this Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, thereupon automatically be reclassified and changed into 2,000 validly issued, fully paid and nonassessable shares of Common Stock (the "Stock Split"). Each holder of record of shares of Common Stock to be so reclassified and changed shall at the Effective Time become the record owner of the number of shares of Common Stock as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock to be so reclassified and changed at the office of the corporation in such form and accompanied by such documents, if any, as may be prescribed by the officers of the corporation, a new certificate or certificates representing the number of shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article Fourth.

            The designations of the authorized classes of stock, and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (in each such case, as in effect immediately prior to the Stock Split, and in each such case, to thereafter be adjusted as set forth herein by the Stock Split), are as follows:

            A. COMMON STOCK

      1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

      2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

      4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential dividend rights or liquidation rights of any then outstanding Preferred Stock.

            B. PREFERRED STOCK

      Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences and the number of shares (which number from time to time may be decreased by the board of directors, but not below the number of such shares of such series then outstanding, or may be increased by the board of directors unless otherwise provided in creating such series) constituting such series, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in the Corporation's Certificate of Incorporation, as amended, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Corporation's Certificate of Incorporation, as amended, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

The number of authorized shares of Common Stock and/or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock of the Corporation entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.

            3. The amendment of the Certificate of Incorporation of the Corporation hereby certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, said Hotjobs.com, Ltd. has caused this Certificate to be signed by Richard S. Johnson, its CEO & President, this 1st of April, 1999.


                                          By:___________________________________
                                             Richard S. Johnson, CEO & President

                                                            State of Delaware
                                                           Secretary of State
                                                        Division of Corporations
                                                        Files 3:30 PM 09/23/1998
                                                           981369697 - 2720404

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 HOT JOBS, INC.

            Hot jobs, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a certain proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be approved by the written consent of stockholders of the Corporation in accordance with Section 228 of the Delaware General Corporation Law. The resolutions setting forth the proposed amendment is as follows:

            BE IT RESOLVED, that in the judgment of the Board of Directors of the Corporation, it is deemed advisable to amend Article First of the Certificate of Incorporation of the Corporation, subject to the approval of the holders of the issued and outstanding shares of the common stock of the Corporation, par value $.01 per share, to read in its entirety as follows:

            "FIRST: The name of the corporation is Hotjobs.com.Ltd."

            SECOND: That, pursuant to resolutions of the Board of Directors, the holders of the necessary number of shares as required by statute and the Corporation's Certificate of Incorporation and By-laws consented in writing to said amendment pursuant to and in accordance with Section 228 of the Delaware General Corporation Law.

            THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, said Hot Jobs, Inc. has caused this Certificate to be signed by Christopher J. March, Esq., its V.P., General Counsel & Secretary, this 23rd day of September, 1998.


                                          By: /s/ Christopher J. March, Esq.
                                             -----------------------------------
                                             Christopher J. March, Esq.

                          CERTIFICATE OF INCORPORATION
                                       OF
                                 HOT JOBS, INC.

            FIRST: The name of the corporation is Hot Jobs, Inc.

            SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is the The Corporation Trust Company.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock of the par value of one cent ($0.01) per share.

            FIFTH: The business and affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

            SIXTH: The original by-laws of the Corporation shall be adopted by the incorporator. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

            SEVENTH: The Corporation is to have perpetual existence.

            EIGHTH: The Corporation reserves the right to alter, amend or repeal any provision contained in this certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred upon stockholders are granted subject to this reservation.

            NINTH: The incorporator is Christopher J. March, Esq., whose mailing address is c/o Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York 10112.

            TENTH: Directors of the corporation shall not be personally liable to the corporation or the stockholders for monetary damages for any breach of any fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, with respect to unlawful payment of dividends or unlawful approval of stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

            I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 20th day of February, 1997.


                                             /s/ Christopher J. March, Esq.
                                             -----------------------------------
                                             Christopher J. March, Esq.
                                             Incorporator


                                      -2-